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                      May 2, 2023

       Rajat Marwah
       Chief Financial Officer
       Algoma Steel Group Inc.
       105 West Street
       Sault Ste. Marie, Ontario
       P6A 7B4, Canada

                                                        Re: Algoma Steel Group
Inc.
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2022
                                                            Filed June 17, 2022
                                                            File No. 001-40924

       Dear Rajat Marwah:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing